Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to our firm under the caption “Experts” in the Post-Effective Amendment No.6 to the Registration Statement (on Form F-1 No. 333-260670) and related Prospectus of Maris-Tech Ltd. and to the incorporation by reference therein of our report dated March 21, 2024, with respect to the financial statements of Maris-Tech Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
August 29, 2024	A Member of EY Global